Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2011

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2900

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THIRD QUARTER AND FIRST NINE MONTHS OF 2011

Gillette, WY, October 27, 2011 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company, today announced results for the third quarter and first nine months of 2011.

2011 Third Quarter and Nine Months Highlights

•                  Adjusted EBITDA(1) of $87.9 million in the third quarter of 2011 compared with $94.5 million in the third quarter of 2010; Adjusted EBITDA of $258.8 million compared with $253.1 million for the first nine months of 2010.

•                  Net income of $24.6 million resulting in Adjusted EPS(1) of $0.61 compared to $0.60 in the third quarter of 2010; for the nine months 2011, net income of $146.0 million resulting in Adjusted EPS of $1.78 compared to $1.39 in the first nine months of 2010.

•                  Diluted EPS of $0.41 compared to a loss of $0.22 in the third quarter of 2010; diluted EPS of $2.41 compared to $0.68 in the first nine months of 2010.

•                  Asian exports were up approximately 48 percent to 1.4 million tons from 0.9 million tons in the third quarter of 2010.  For the first nine months, Asian exports were 3.7 million tons up 47 percent from 2.5 million tons exported in the first nine months of 2010.

•                  Cash and cash equivalents increased to $437.6 million during the third quarter of 2011 following the release of $86.6 million from previously restricted cash, and cash flow from operations of $93.7 million in the third quarter.

“Our third quarter was highlighted by our mines’ continued strong operating performance and the continued expansion of our Asian exports by 48 percent over the third quarter of last year,” said Colin Marshall, President and Chief Executive Officer.  “Flooding in the Midwest affected railroad performance from May to September; however, by late September the railroads’ performance had returned to normal, which has allowed us to

(1)  Defined later.

improve our full-year guidance.  Costs are under control and our exports are expected to be above 4.5 million tons for the full year.”

Operating Highlights(1)

	Q3	Q3	First Nine Months	First Nine Months
	2011	2010	2011	2010
Tons Sold (in millions)	24.4	25.1	70.5	70.4
Realized price per ton sold	$12.91	$12.36	$12.88	$12.31
Average cost of product sold per ton	$9.17	$8.36	$9.12	$8.41

(1)Includes the three company-operated mines only.

For the third quarter, sales from our three company-operated mines were 24.4 million tons, down from 25.1 million tons in the third quarter of 2010 due to flood related interruptions to rail services which reduced shipments from May to mid-September.  Adjusted EBITDA declined slightly to $87.9 million, driven by lower volumes.  Realized price per ton increased to $12.91.  Average cost of product sold per ton was $9.17, up from last year due to the lower volumes mined, higher diesel prices, increased repairs and maintenance, and higher strip ratios.  For the first nine months, we generated Adjusted EBITDA of $258.8 million up from $253.1 million for the same period in 2010 driven by strong export sales and higher realized prices.

Health, Safety and Environment Record

During the first nine months of 2011, of our approximately 1,550 employees, we suffered 10 minor reportable injuries resulting in a year-to-date MSHA All Injury Frequency Rate of 0.91, an increase over the full year 2010 rate of 0.58.  We continue to focus on the safety of all of our employees and contractors.

Balance Sheet and Cash Flow

Cash flow from operations totaled $93.7 million for the third quarter of 2011.  Capital expenditures were $29.8 million.  Coal lease acquisition payments for the quarter were $50.2 million.

Unrestricted cash on hand as of September 30, 2011 was $437.6 million up from $326.7 million at June 30, 2011.  Cloud Peak Energy’s balance sheet continues to be well positioned with total available liquidity of $927.1 million as of September 30, 2011.  Supported by our strong operational performance, we were able to secure reductions in collateral requirements from almost all of our surety bond providers, thereby releasing $86.6 million of restricted cash during the third quarter of 2011.

During the three months ended September 30, 2011, the company completed its annual update to the undiscounted estimated liability owed to Rio Tinto under the Tax Receivable Agreement which was established in connection with the IPO.  The estimated liability was updated for the finalization of the effects of the Secondary Offering, based on the final 2010 tax returns which were completed in the third quarter.  This resulted in a $29.9 million reduction in the estimated liability and a corresponding credit to “Additional paid-in capital” in the equity section of the balance sheet.

The estimated liability was also updated for the latest life of mine budgets and operating plans.  Because of the reduced future tax benefit expected to be received as explained above, there was a further decrease in the estimated liability compared to the second quarter, resulting in a $22.9 million benefit to non-operating income for the three months ended September 30, 2011.  Also in relation to the third quarter Tax Receivable

Agreement updates, the income tax expense line item was impacted with a net charge of $35.5 million which related to changes in deferred tax assets and valuation allowance following the updates.

The total undiscounted estimated liability owed to Rio Tinto under the Tax Receivable Agreement was $180.0 million at September 30, 2011, of which $9.4 million was classified as current and the remainder non-current.

The changes to the income statement in relation to the Tax Receivable Agreement are non-cash and non-operating in nature.  To better reflect the underlying performance of our core operations, we exclude the Tax Receivable Agreement impacts in our presentation of Adjusted EBITDA and Adjusted EPS.

Outlook

The outlook for the rest of 2011 and 2012 is positive with the operations well placed and domestic demand forecast to be stable. Again in 2012, we expect to achieve our sales target of entering each year essentially fully contracted.  We will face normal cost pressures due to increasing workload (strip ratios and haul distances) and rising input prices for parts, tires, wages and fuel.  Knowing how much we expect to ship reduces production variations at the mines greatly improving operating efficiency and allowing us to concentrate on productivity improvement projects to help offset cost increases.  For 2012, we have currently contracted to sell 92 million tons, of which 82 million tons are under fixed-price contracts with a weighted-average price of $13.44 per ton.  For 2013, we have currently contracted to sell 73 million tons from our three company-operated mines.  Of this committed 2013 production, 57 million tons are under fixed-price contracts with a weighted-average price of $14.25 per ton.

A major uncertainty for the medium term is the impact of the multiple environmental regulations that are currently facing coal burning utilities.  On August 8, 2011, the U.S. Environmental Protection Agency (“EPA”) published the Cross-State Air Pollution Rule (“CSAPR”).  Since CSAPR was announced, with its January 1, 2012 start date, there has been increased interest in our low sulfur Antelope coal and an associated increase in price relative to the standard 0.8 lbs SO2/mmBtu.  However, the uncertainty around CSAPR and possible delays related to the many legal challenges are now causing some utilities to hold back on coal purchases as they try to work out the best approach for their power plants.

For Cloud Peak Energy, it currently appears that CSAPR will increase demand for ultra-low sulfur Antelope coal while the impact on domestic demand for Spring Creek and Cordero Rojo coal is not yet clear.  The longer term impact of CSAPR will depend on, among other things, the final form and possible delay to the rule, the extent of fuel switching, installation of scrubbers, plant closures and reduced operating hours.

The medium term impacts of CSAPR and other proposed rules such as the Utility MACT are uncertain; however, it does appear they will increase the cost of electricity with the associated reduction in US job creation and economic growth.

Cloud Peak Energy’s total 2011 Asian exports are expected to be above 4.5 million tons, around 4.0 million of which will be through the Westshore terminal in Vancouver, B.C. with the balance through the Ridley terminal in Prince Rupert, B.C.  While demand from our Asian customers remains strong, next year’s exports will again be limited by available terminal capacity.  In 2012, we will aim to export similar tonnage through Westshore by working to maximize shipments as opportunities arise through the year.  There are currently 0.3 million tons contracted to go through the Ridley terminal in 2012.  As previously disclosed, exports through the Ridley terminal incur significantly higher rail costs than through Westshore due to the longer multi railroad haul. We will continue to make additional sales through Ridley and also to Europe when prices and logistics make them viable.

Updated Guidance — 2011 Financial and Operational Estimates

The following table provides the company’s current outlook and assumptions for selected 2011 financial and operational metrics:

Item	Estimate or Estimated Range
Coal production for our three operated mines *	94 — 95.5 million tons
Committed sales with fixed prices *	Approximately 94.8 million tons
Anticipated realized price of produced coal *	Approximately $12.93 per ton
Average cost of produced coal *(1)	$9.10 - $9.30 per ton
Additional operating margin *	$35 - $45 million
Selling, general and administrative expenses *	$50 - $55 million
Interest expense *	$35 - $45 million
Depreciation, depletion and accretion *	$90 - $100 million
Effective income tax rate *(2)	Approximately 36%
Capital expenditures (excludes federal coal leases) *(3)	$115 - $130 million
Committed federal coal lease payments	$133 million

(1)Represents average Cost of Product Sold for produced coal for our three operated mines.

(2)Excluding impact of the Tax Receivable Agreement.

(3)Includes capitalized interest.

*Updated this quarter.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on October 27, 2011, to review the results and current business conditions.  The call will be webcast live over the internet from the Company’s website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 866.770.7125 (domestic) or 617.213.8066 (international) and entering pass code 28966800.

Following the live web cast, a replay will be available at the same URL on the company’s Web site for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and entering pass code 90412427.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  With approximately 1,550 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2011 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance; (2) anticipated economic conditions and demand by domestic and foreign utilities, including the anticipated impact on demand driven by CSAPR and other regulatory developments; (3) prices for natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; and (11) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic conditions; (b) demand for our coal by the domestic electric generation industry, export demand and terminal capacity and the price we receive for our coal; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) environmental, health, safety, endangered species or other legislation, regulations, court decisions or government actions, or related third-party regulatory legal challenges, including any new requirements (such as CSAPR) affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations; (e) public perceptions, third-party regulatory legal challenges or governmental actions and energy policies relating to concerns about climate change, including emissions restrictions and governmental subsidies that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (f) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (g) our ability to efficiently conduct our mining operations, (h) transportation and export terminal availability, performance and costs; (i) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (j) our ability to acquire future coal tons through the federal LBA process and necessary surface rights in a timely and cost-effective manner and the impact of third-party regulatory legal challenges, (k) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (l) the impact of direct and indirect competition from coal producers and competing sources of energy, domestically and internationally; (m) litigation and other contingent liabilities; and (n) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or GAAP.  A quantitative reconciliation of net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  The specifically identified items are the income statement impacts, as applicable, of: (1) the Tax Receivable Agreement and (2) our significant broker contract that expired in the first quarter of 2010.

Adjusted EPS represents diluted earnings (loss) per share attributable to controlling interest (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA and described above.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income.  Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary drastically from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2900
Vice President, Investor Relations

Tons Sold

	Q3	Q2	Q1	Q4	Q3	Q2	Q3 YTD	Year
(in thousands)	2011	2011	2011	2010	2010	2010	2011	2010
Mine
Antelope	8,901	9,059	9,166	9,011	9,481	8,934	27,127	35,896
Cordero Rojo	9,968	9,225	10,193	9,223	10,272	10,075	29,386	38,500
Spring Creek	5,502	4,729	3,714	5,082	5,338	4,993	13,945	19,336
Decker (50% interest)	432	426	218	369	392	451	1,076	1,402
Total	24,803	23,439	23,291	23,685	25,483	24,453	71,534	95,134

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$406,950	$372,364	$1,151,174	$1,024,960
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately	306,533	262,166	855,551	719,007
Depreciation and depletion	24,289	25,997	58,537	75,212
Amortization	—	—	—	3,197
Accretion	2,984	3,337	9,420	9,903
Selling, general and administrative expenses	12,971	16,514	38,905	47,159
Total costs and expenses	346,777	308,014	962,413	854,478
Operating income	60,173	64,350	188,761	170,482
Other income (expense)
Interest income	143	184	459	411
Interest expense	(6,848)	(11,404)	(27,520)	(36,186)
Tax agreement (expense) benefit	22,878	(19,669)	(19,855)	(19,669)
Other, net	(103)	84	(34)	123
Total other expense	16,070	(30,805)	(46,950)	(55,321)
Income before income tax provision and earnings from unconsolidated affiliates	76,243	33,545	141,811	115,161
Income tax (expense) benefit	(52,162)	(14,712)	2,025	(30,212)
Earnings from unconsolidated affiliates, net of tax	530	683	2,142	2,499
Net income	24,611	19,516	145,978	87,448
Less: Net income attributable to noncontrolling interest	—	26,115	—	66,592
Net income (loss) attributable to controlling interest	$24,611	$(6,599)	$145,978	$20,856

Earnings (loss) per common share attributable to controlling interest:
Basic	$0.41	$(0.22)	$2.43	$0.68
Diluted	$0.41	$(0.22)	$2.41	$0.68
Weighted-average shares outstanding - basic	60,007	30,600	60,003	30,600
Weighted-average shares outstanding - diluted	60,645	30,600	60,606	30,600

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2011	2011
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$437,560	$340,101
Restricted cash	74,321	182,072
Accounts receivable, net	97,462	65,173
Due from related parties	1,382	434
Inventories	72,691	64,970
Deferred income taxes	22,794	21,552
Other assets	21,976	17,449
Total current assets	728,186	691,751

Non-current assets
Property, plant and equipment, net	1,322,097	1,008,337
Goodwill	35,634	35,634
Deferred income taxes	142,592	140,985
Other assets	34,493	38,400
Total assets	$2,263,002	$1,915,107

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$71,928	$81,975
Royalties and production taxes	144,354	127,038
Accrued expenses	56,670	51,197
Current portion of tax agreement liability	9,409	18,226
Current portion of federal coal lease obligations	105,926	54,630
Other liabilities	4,847	4,880
Total current liabilities	393,134	337,946

Non-current liabilities
Tax agreement liability, net of current portion	170,636	171,885
Senior notes	595,977	595,684
Federal coal lease obligations, net of current portion	186,119	63,659
Asset retirement obligations, net of current portion	171,184	182,170
Other liabilities	37,288	32,564
Total liabilities	1,554,338	1,383,908

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 60,930 and 60,878 shares issued and outstanding at September 30,2011 and December 31, 2011, respectively	609	609
Additional paid-in capital	533,813	502,952
Retained earnings	188,274	42,296
Accumulated other comprehensive loss	(14,032)	(14,658)
Total equity	708,664	531,199
Total liabilities and equity	$2,263,002	$1,915,107

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities
Net income	$145,978	$87,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	58,537	75,212
Amortization	—	3,197
Accretion	9,420	9,903
Earnings from unconsolidated affiliates	(2,142)	(2,499)
Distributions of income from unconsolidated affiliates	2,000	15
Deferred income taxes	(9,781)	21,330
Tax agreement expense	19,855	19,669
Stock compensation expense	6,315	5,379
Other, net	8,920	2,850
Changes in operating assets and liabilities:
Accounts receivable, net	(32,289)	(4,733)
Inventories	(7,561)	(2,445)
Due to or from related parties	(948)	5,442
Other assets	(4,539)	(7,762)
Accounts payable and accrued expenses	23,561	51,837
Asset retirement obligations	(4,851)	(4,005)
Net cash provided by operating activities	212,475	260,838

Investing activities
Purchases of property, plant and equipment	(100,822)	(56,129)
Initial payment on federal coal leases	(69,407)	—
Return of restricted cash	107,887	80,180
Restricted cash deposit	—	(218,397)
Proceeds from the sale of assets	545	1,469
Net cash used in investing activities	(61,797)	(192,877)

Financing activities
Principal payments on federal coal leases	(50,902)	(47,276)
Distributions to Rio Tinto	—	(1,288)
Other	(2,317)	—
Net cash used in financing activities	(53,219)	(48,564)
Net increase (decrease) in cash and cash equivalents	97,459	19,397
Cash and cash equivalents at beginning of period	340,101	268,316
Cash and cash equivalents at end of period	$437,560	$287,713

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$24.6	$19.5	$146.0	$87.4
Interest income	(0.1)	(0.2)	(0.5)	(0.4)
Interest expense	6.8	11.4	27.5	36.2
Income tax expense (benefit)	52.2	14.7	(2.0)	30.2
Depreciation and depletion	24.3	26.0	58.5	75.2
Amortization(1)	—	—	—	3.2
Accretion	3.0	3.4	9.4	9.9
EBITDA	$110.8	$74.8	$238.9	$241.7
Expired significant broker contract(1)	—	—	—	(8.3)
Tax agreement expense (benefit)	(22.9)	19.7	19.9	19.7
Adjusted EBITDA	$87.9	$94.5	$258.8	$253.1

(1)   The impact of the expired significant broker contract on the Statement of Operations is a combination of net income and the amortization expense related to the contract.  All amortization expense for the periods presented was attributable to the significant broker contract.

Adjusted EPS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Diluted earnings (loss) per common share attributable to controlling interest	$0.41	$(0.22)	$2.41	$0.68
Expired significant broker contract	—	—	—	(0.11)
Tax agreement expense (benefit)	(0.38)	0.64	0.33	0.64
Change in net value of deferred tax assets	0.58	0.18	(0.96)	0.18
Adjusted EPS	$0.61	$0.60	$1.78	$1.39
Weighted-average dilutive shares outstanding	60.6	30.6	60.6	30.6